Exhibit 3.15

Articles of Incorporation

NS World Co., Ltd.

Chapter 1 General Provisions

Article 1 (Main name) This Company is called NS World Co., Ltd.

Article 2 (Purpose) The purpose of this company is to manage the following businesses:

1.	Magnet manufacturing and import/export business
1.	Magnet-related electronic components manufacturing industry
1.	MAGNET ASS.Y manufacturing
1.	Electromagnetic absorption and shielding industry parts manufacturing industry
1.	Real estate rental business
1.	Trade business related to each subparagraph
1.	All ancillary business related to each subparagraph

Article 3 (Location of the headquarters)

1.	The Company is headquartered in Cheonju, Chungcheongbuk-do, South Korea.
2.	The Company may establish branches, branch offices, and sales offices at home and abroad as necessary through the resolution of the Board of Directors. (However, if the Board of Directors does not exist, the President shall decide.)

Article 4 (Method of Public Announcement) The method of public announcement of this company shall be published in the Chungcheong Ilbo, a daily newspaper published in Cheongju City.

Chapter 2 Stocks and Stock Rights

Article 5 (Total number of shares to be issued by the Company and contents and number of various stocks) The total number of shares to be issued by the Company shall be 1,006,220 common shares and 37,500 redeemable convertible preferred shares.

Article 6 (Amount of One Share) The amount of one share issued by this company shall be KRW 5,000.

Article 7 (Total number of shares issued at the time of company establishment) The total number of shares issued by this company at the time of company establishment shall be 251,555 shares.

Article 8 (Issuance of Shares and Types of Stock Certificates) The shares of the Company shall be bearer shares and shall be divided into four types of shares: 1 share, 10 shares, 100 shares, and 500 shares.

Article 9 (Rights Issue)

①	Shareholders of this company have the right to receive allocation of new shares in proportion to the number of shares he owns in issuing new shares.
②	Notwithstanding the provisions of paragraph (1), new shares may be allocated to persons other than shareholders in the following cases:

1.	Case where new shares are issued to the other party for the introduction of new technologies, improvement of financial structure, research and development, production, and sales capital alliance.
2.	Issuance of new shares upon exercise of stock options pursuant to the provisions of Article 340 (2) of the Commercial Act;
3.	If the company issues new shares for foreign investment under the Foreign Investment Promotion Act for business needs;
4.	Issuing new shares to domestic of foreign financial institutions, institutional investors, or individuals to raise urgent funds;
5.	Issuing new shares in the exercise of stock options under the Employee Welfare Basic Act.

③	If a shareholder waives or loses the right to take over new shares or a single share occurs in the allocation of new shares, the method of handling it shall be determined by a resolution of the board of directors. If the board of directors is not formed, it is decided by the CEO.

④	When new shares are allocated to persons other than shareholders, the following matters shall be notified or publicly announced to shareholders two weeks before the payment date.

1.	Types and number of new shares

3.	Unrealized profits defined by the Enforcement Decree of the Commercial Act

4.	The profit reserve that should have been set aside for the period.

④	In order to acquire treasury stocks, the company shall determine the following matters by resolution at the general shareholders’ meeting in advance. However, if the articles of association stipulates that dividends can be made by the resolution of the board of directors, the resolution of the general shareholders’ meeting may be replaced by the resolution of the board of directors.

1.	Types and number of shares that can be acquired

2.	Limit of the total amount of acquisition price

3.	A period of time, not to exceed one year, during which you may acquire equity securities.

Article 11 (Acquisition of treasury stocks for specific purposes) A company may acquire treasury stocks, notwithstanding Article 10, in any of the following cases:

1.	In the case of the merger of the company or the transfer of all operations of another company,

2.	Where it is necessary to achieve its purpose in the execution of the company’s rights.

3.	If necessary for the disposal of a single order

4.	In the case where shareholders exercise their right to claim stock purchase

Article 12 (Method of Acquisition of Treasury Shares)

①	Where a company acquires treasury stocks by making a decision pursuant to Article 10 (4), the following matters shall be determined by the resolution of the board of directors, and the conditions for acquiring stocks shall be determined equally at each resolution of the board of directors:

1.	Purpose of acquiring treasury stocks

2.	Types and number of shares to be acquired

3.	Contents and method of calculation of money or other property (excluding shares of the company, hereinafter referred to as “monetary consideration”) to be granted in exchange for acquiring one share of stock

4.	Total amount of money, etc. to be issued in exchange for the acquisition of shares

5.	A period of not less than 20 days and not more than 60 days during which you may apply to transfer your shares (the “Transfer Application Period”).

6.	The timing of issuing money, etc. in exchange for transfer within one month from the end of the transfer application period and other conditions for the acquisition of stocks

②	The company shall notify each shareholder of the company’s financial status, treasury stock holding status, and matters referred to in paragraph (1) in writing or in electronic documents two weeks before the transfer application period begins. However, in the case of issuing anonymous stock certificates, it must be announced three weeks in advance.

③	Shareholders who intend to transfer shares to the company must apply for the transfer of shares in writing stating the type and number of shares to be transferred by the end of the transfer application period.

④	In the event that a shareholder applies for the transfer of shares pursuant to Paragraph (3), the date of the contract formation between the Company and such shareholder for the acquisition of shares shall be the last day of the application period for the transfer. If the total number of shares applied for by shareholders exceeds the total number of shares to be acquired pursuant to Paragraph (1), Item 2, the scope of the contract formation shall be the number obtained by multiplying the number of shares applied for by each shareholder pursuant to Paragraph (3) by the quotient of the total number of shares to be acquired divided by the total number of shares applied for, and any remainder shall be disregarded.

Article 13 (Disposition of Treasury Stock Acquisitions)

①	When a company disposes of its own shares, the board of directors decides and disposes of the following matters, and if the board of directors is not formed, it is decided and disposed at the general shareholders’ meeting.

1.	Types and number of shares to be disposed of

2.	Disposal value and payment date of shares to be disposed of

3.	Counterparty to dispose of shares and method of disposal

②	When a company disposes of its own stocks, it is also permitted to pay the company’s executives and employees for bonus purposes, and it shall be disposed of in accordance with paragraph (1).

Article 14 (Transfer of Reserves to Capital) In principle, the company issues new shares following the transfer of reserves by the resolution of the board of directors, but if the company’s management and other needs are necessary, it may also be done by a resolution at the general shareholders’ meeting.

Article 15 (Date of Dividend of New Shares) Regarding dividends for new shares issued by the company through paid-in capital increase, free capital increase, and stock dividend, it shall be deemed to have been issued at the end of the previous business year in which the new shares are issued.

Article 16 (Incineration of Stocks) Stocks may only be incinerated in accordance with the provisions on capital reduction. However, this is not the case when treasury stocks held by the company are incinerated by the resolution of the board of directors. (If there is no board of directors, the CEO will be in charge of the function.)

Article 17 (Transfer of Shares) The transfer of shares cannot be countered against the company unless the name and address of the acquirer are entered in the stockholder’s list.

Article 18 (Transfer of title of stock certificates, etc.)

①	Until the company has a transfer agent by resolution of the board of directors, the company handles affairs such as transfer of title.

②	The transfer of shares, registration or expiration of pledges, the indication or expiration of trust property, issuance of stock certificates, receipt of reports, and other business procedures for stocks shall be governed by the stock business rules prescribed by the resolution of the board of directors.

③	In the case of requesting a transfer of the title of the stock due to the transfer of the stock, the company shall sign or seal a prescribed claim, request stock certificates, and submit it to the company.

④	When requesting the transfer of the title of the stock due to reasons other than the inheritance of the stock, bequest, or contract, the company shall submit a document to prove the cause of the stock certificate and acquisition to the company.

⑤	When requesting the establishment of a pledge for the purpose of stocks or the previous registration or cancellation of the pledge, the stock certificate shall be requested in the company’s prescribed invoice and submitted to the company.

⑥	Upon receipt of claim under the preceding paragraph, the Company shall enter the prescribed matters in the shareholders’ register, seal the seal of the CEO on the back of the share certificate, and return it to the claimant.

Article 19 (Report of Address, etc. of Shareholders, etc.) Shareholders and registered pledgees or their legal representatives or representatives shall report their name, address and seal to the Company in the form prescribed by this Company. The same applies when there is a change in the report.

Article 20 (Registration of Pledge and Indication of Trust Property) When requesting the registration of a pledge or the presentation of trust property with respect to the shares of this company, the parties shall stamp or sign the name and seal in the invoice set by this company and request stock certificates. The same applies to requesting the cancellation of the registration or indication.

Article 21 (Closing of Shareholder’s List and Reference Date)

①	The Company shall exercise its rights at the regular general shareholders’ meeting regarding the business year as shareholders listed in the shareholders’ register at the end of each business year.

②	The Company shall suspend the entry of the shareholders’ register on rights from January 1 to January 15 every year.

③	The company may suspend the change of the list of shareholders for a certain period not exceeding March by the resolution of the board of directors if necessary, or may make the shareholders listed in the list of shareholders as shareholders who can exercise their rights when determined by the resolution of the board of directors, and may suspend the change of the list of shareholders and designate the base date, if deemed necessary by the board of directors. The company must announce two days and two weeks in advance.

Chapter 3 Debenture

Article 22 (Issuance of Convertible Bonds)

①	Converted Bonds may be issued to persons other than shareholders by resolution of the board of directors in any of the following cases:

1.	Where convertible bonds are issued by means of a general public offering within the scope of the total face value of bonds not exceeding KRW 10 billion;

2.	Where convertible bonds are issued to domestic and foreign financial institutions or institutional investors for urgent financing within the scope of the total face value of bonds not exceeding KRW 10 billion;

3.	Where a convertible bond is issued to the other party for the introduction of technology, research and development, production, sales, and capital alliances that are important for business within the scope of the total face value of the bond not exceeding KRW 10 billion.

②	In the case of convertible bonds under paragraph (1), the board of directors may issue them on the condition that the right to convert is granted only to a part of them.

③	Stocks issued due to conversion shall be common stocks, and the conversion value shall be determined by the board of directors when issuing bonds with the par value of the stocks or more.

④	The period in which a request for conversion can be made shall be from the day after the date of issuance of the relevant bond to the immediately preceding the date of repayment. However, within the above period, the exercise period of the preemptive right can be adjusted by the resolution of the board of directors.

⑤	The provisions of Article 15 shall apply mutatis mutandis to dividends of profits to stocks issued through conversion and payment of interest to convertible bonds.

Article 23 (Issuance of Bonds with Subordinated Debentures)

①	In any of the following cases, bonds with underwriting rights may be issued to persons other than shareholders by resolution of the board of directors.

1.	Where bonds with underwriting rights are issued by means of a general public offering within the scope of the total face value of bonds not exceeding KRW 10 billion;

2.	Where bonds with underwriting rights are issued to domestic and foreign financial institutions or institutional investors for urgent financing within the scope of the total face value of bonds not exceeding KRW 10 billion;

3.	Where bonds with warrants are issued to the other party for the introduction, R&D, production, sale, and capital alliance of important technologies in business within the scope of the total face value of bonds not exceeding KRW 10 billion;

②	The amount that can be claimed for the acquisition of new shares shall be determined by the board of directors within the scope not exceeding the total face value of the bond.

③	Stocks issued by the exercise of new stock rights shall be ordinary stocks, and the issuance price shall be determined by the board of directors at the time of issuance of bonds with a par value or more.

④	The period in which the right to acquire new shares can be exercised shall be from the day after the date of issuance of the relevant bond to the day immediately preceding the date of the situation. However, within the above period, the exercise period of the preemptive right can be adjusted by the resolution of the board of directors.

⑤	The provisions of Article 15 shall apply mutatis mutandis to the distribution of profits to stocks issued due to the exercise of new stock underwriting rights.

Chapter 4 General Shareholders’ Meeting

Article 24 (Timing of Convening)

(1)	The company’s regular shareholders’ meeting shall be convened within three months from the day after the end of the business year, and the extraordinary shareholders’ meeting shall be convened occasionally, if necessary.

②	The convocation of a general meeting shall be convened by the representative director by the resolution of the board of directors, except as otherwise provided for in laws and regulations. However, if the board of directors does not exist, it shall be convened by the CEO.

③	The official notice of the CEO shall be convened in the order of the agent prescribed by this articles of association.

Article 25 (Notice of Convening)

①	When convening a general shareholders’ meeting, a notice shall be sent to shareholders in writing two weeks before the general meeting date or by electronic document with the consent of each shareholder. However, if the capital is less than 1 billion won, it may be notified in writing to shareholders or by electronic document with the consent of each shareholder 10 days before the general meeting.

②	A company with a capital of less than 1 billion may hold a general shareholders’ meeting without convocation procedures with the consent of all shareholders, and may replace the resolution of the general shareholders’ meeting by a written resolution. At the time when all shareholders agree in writing on the purpose of the resolution, it is deemed that there is a written resolution.

Article 26 (Chairperson) The Representative Director shall chair the general meeting of shareholders. However, in the event of his/her absence, the directors shall act in the order of seniority.

Article 27 (Chairman’s right to maintain order, etc.)

①	The chairman of the general shareholders’ meeting may order a person who interferes with the proceedings at the general shareholders’ meeting to suspend or leave the statement by exercising other tangible power.

②	The chairperson of the general meeting of shareholders may limit the time and number of times a shareholder may speak if deemed necessary for the smooth conduct of the meeting.

Article 28 (Voting Rights of Shareholders) Shareholders’ voting rights depend on the number of voting rights according to the type of stock they own.

Article 29 (Restrictions on Voting Rights on Mutual Shares) If a company, parent company and subsidiary or subsidiary has shares in excess of one-tenth of the total number of issued shares of another company, the shares of that other company have no voting rights.

Article 30 (Non-Uniform Exercise of Voting Rights)

①	When a shareholder with two or more voting rights intends to exercise the unification of voting rights, he/she shall notify the company of the meaning and reason in writing three days before the date of the meeting.

②	The company may reject the unification exercise of shareholders’ voting rights. However, this is not the case if the shareholder has acquired the trust of the stock or holds stocks for other people.

Article 31 (Proxy Exercise of Voting Rights)

①	Shareholders may have their agents exercise their voting rights.

③	The representative of paragraph (1) shall submit a document (a power of attorney) proving his/her agency right before the commencement of the general shareholders’ meeting.

Article 32 (Method of Resolution at General Shareholders’ Meeting)

①	Resolutions at the general shareholders’ meeting shall be made with a majority of the voting rights of the shareholders present and more than a quarter of the total number of issued stocks, except as otherwise stipulated in the articles of association and law.

②	Non-voting shares do not count toward a majority of the voting power and the total number of shares outstanding.

③	The following matters shall be made by more than two-thirds of the voting rights of the shareholders present and more than one-third of the total number of issued stocks.

1.	Amendment to the articles of incorporation

2.	Increase in authorized capital

3.	Company reorganization according to the merger, division, division method, dissolution, liquidation, or company reorganization method

4.	The transfer of all or more than half of the company’s business and assets, or the transfer of all or more than half of the other company’s business and assets

5.	Dismissal of directors, auditors, and liquidators

6.	Decrease in capital

7.	The name of the person who will be granted a stock option, the method of granting the stock option, the exercise price and exercise period of the stock option, and the type and number of stocks to be issued by exercising the stock option for each person who will be granted a stock option.

8.	With the written consent of all shareholders, it can be substituted for the resolution of the general shareholders’ meeting.

Article 33 (Minute Minutes of General Meeting) The minutes of the general shareholders’ meeting shall contain the details of the proceedings and the results thereof, and the chairman and the director present shall keep and keep them in the headquarters with their registered seals or signatures.

Chapter 5 Executives and Board of Directors

Article 34 (Number of Directors and Auditors)

①	The number of directors of this company shall be three or more, and if the capital is less than 1 billion, it may be one or two.

②	The auditor shall be at least one person. However, if the capital is less than 1 billion, an audit may not be conducted.

Article 35 (Appointment of Directors and Auditors)

①	Directors and auditors are appointed at the general shareholders’ meeting.

②	The appointment of directors and auditors shall be made by a majority of the voting rights of the shareholders present, but shall be at least a quarter of the total number of issued shares. However, in the appointment of the auditor, shareholders with more than 3/100 of the total number of issued stocks, excluding non-voting stocks, cannot exercise voting rights for the excess stocks.

③	The voting rights for the appointment of directors shall be one for each share with voting rights, and the concentrated voting system shall not be adopted.

Article 36 (Term of office of directors and auditors)

①	The term of office of a director shall be three years. However, if the term expires after the end of the final settlement period before the regular shareholders’ meeting regarding the current settlement period, the term shall be extended until the end of the general meeting.

②	The auditor’s term of office shall be until the end of the regular shareholders’ meeting regarding the final settlement period within three years after taking office.

Article 37 (Election of Directors and Auditors)

①	When a director or auditor is vacated, an extraordinary general meeting of shareholders shall be convened and a supplementary appointment shall be made. However, if the number of remaining executives is satisfied and there is no obstacle to the execution of their duties, the appointment of a supplementary notice may be suspended or postponed until the next regular shareholders’ meeting.

②	The term of office of directors and auditors appointed by supplementary or additional members shall be calculated from the date of appointment.

Article 38 (Duties of Directors)

①	A director shall perform his/her duties for the company with the care of a good manager in accordance with statutes and the articles of association.

②	When a director finds that he/she is likely to cause significant damage to the company, he/she shall immediately report it to the auditor.

Article 39 (Duties of Auditors)

①	The auditor shall audit the business and accounting of the Company.

②	The auditor may at any time request a director to report on business or investigate the business and property status of the company.

Article 40 (Reduction of Directors’ Liability to the Company)

①	Directors’ responsibilities under Article 399 of the Commercial Act may be exempted with the consent of all shareholders.

②	Directors may be exempted from the liability of directors under Article 399 of the Commercial Act for an amount exceeding six times the remuneration amount (including bonuses and profits from the exercise of stock options) for the past year (three times in the case of outside directors) prior to the date on which the director performed the act. However, this is not the case if a director has caused damage intentionally or by gross negligence and falls under Articles 397-2 and 398 of the Commercial Act.

Article 41 (Appointment of CEO)

①	The CEO is appointed by the board of directors. Provided, That if there are two or less directors, they shall be appointed at the general shareholders’ meeting.

②	When the CEO has a lifespan, it is decided to represent each person or jointly by the resolution of the board of directors. Provided, That where there are no more than two directors, it shall be determined at the general shareholders’ meeting.

Article 42 (Duties and Rights of Representative Directors)

①	The CEO represents the company and oversees the business.

②	In the case of the CEO’s notice, the vice president, the executive director, and the managing director shall act on behalf of the executive director in the order of the vice president, the executive director, and if there are no directors corresponding thereto, the senior director shall act on behalf of the director.

Article 43 (Reward of Officers and Retirement Allowance, etc.)

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①	The remuneration of executives (excluding severance pay, bereaved family compensation, and disability compensation under paragraphs 2, 3, and 4 of this Article) shall be limited to 1 billion won per year and shall be subject to the separate remuneration payment regulations for executives prescribed by the general shareholders’ meeting.

②	The retirement allowance of retired executives shall be calculated according to the pre-retirement salary of ［ X years of service X payment ratio with a limit of 1 billion won per year, and the details shall be governed by the separate executive retirement allowance payment regulations prescribed by the general shareholders’ meeting.

③	The compensation for survivors of executives who died while in office shall be limited to 1 billion won per year, and shall be governed by the separate provisions for compensation for survivors of executives prescribed by the general shareholders’ meeting in accordance with the Industrial Accident Act.

④	Disability compensation for executives with disabilities during their tenure shall be limited to KRW 1 billion per year, and the Industrial Accident Act shall apply mutatis mutandis to the separate provisions for the payment of disability compensation for executives with disabilities prescribed by the general shareholders’ meeting.

Article 44 (Composition and Convening of Board of Directors)

①	Where there are three or more directors, the board of directors shall be organized and important matters concerning the appointment of the CEO and the execution of the company’s business shall be resolved, and the chairman shall be the CEO.

②	The board of directors shall convene the representative director or a director separately determined by the board of directors by notifying each director and auditor a week before the date of the meeting. However, the convocation procedure may be omitted with the consent of all directors and auditors.

③	The board of directors may be held as a means of communication for simultaneously transmitting and receiving video and audio.

Article 45 (Matters to be resolved by the board of directors) The board of directors shall vote on the following matters.

1.	Modifying the initial business cycle

2.	Annual business planning, budgeting, and closing

3.	Adoption of the amendment to the articles of incorporation

4.	Appointment and dismissal of CEO and controlling persons

5.	Setting up and closing branches, offices, and fetches, and establishing subsidiaries

6.	Borrowing of funds. However, a certain scope may be delegated to the CEO by establishing a separate regulation

7.	Matters concerning the enactment and opening and closing of major matters;

8.	Matters concerning the convocation and submission of the general shareholders’ meeting

9.	Matters concerning capital increase

10.	Matters concerning the acquisition and disposal of major assets

11.	Matters concerning filing and reconciliation of major litigation

12.	Allowing directors to participate in competition

13.	Approval of transfer of shares

14.	Granting and revocation of stock options

15.	Other matters prescribed by the board of directors’ approval or resolution in the joint venture contract and articles of association.

16.	Establishment of a committee within the board of directors and appointment and dismissal of its members.

17.	Other matters not separately prescribed in this Articles of Incorporation, which are prescribed by the authority of the board of directors by the Commercial Act and other laws.

18.	Other material matters deemed important

Article 46 (Resolution of Board of Directors)

①	The method of resolution of the board of directors shall be the attendance of a majority of the directors and the majority of the directors present. However, the issuance of convertible bonds and bonds with underwriting rights shall be resolved by the attendance of a majority of directors and at least two-thirds of the directors present.

②	Those who have a special interest in the resolution of the board of directors cannot exercise their voting rights.

Article 47 (Minutes of the Board of Directors)

①	Minutes shall be prepared regarding the intention of the board of directors.

②	In the minutes of the board of directors, the chairperson, the directors and auditors present shall keep them in the head office with their registered seals or signatures.

Article 48 (Counselor and Adviser)

①	The company may appoint a consultant or adviser by resolution of the board of directors.

②	Counselors or advisors who do not work full-time shall not be registered.

Chapter 6 Calculations

Article 49 (Business Year) The business year of this Company shall be from January 1 to December 31 every year.

Article 50 (Preparation of Financial Statements, Business Reports)

①	The CEO of this company shall prepare the following documents, subsidiary statements, and business reports six weeks before the general meeting to obtain approval from the board of directors, and the auditor shall submit an audit report to the CEO one week before the general meeting to approve and submit it to the general meeting.

1.	Financial statements

2.	Income statement

3.	Statement of Profit Distribution and Deficit Disposition

4.	Business report and property list

②	The documents referred to in paragraph (1) shall be kept at the headquarters of the company for five years and at the branch for three years from one week before the regular general meeting, along with the audit report, and when the general meeting is approved, the balance sheet and the audit opinion of the external auditor shall be publicly announced without delay.

Article 51 (Disposition of Profits) The balance obtained by deducting the total expenditure from the total proceeds of each period shall be used as profits, and it shall be disposed of as follows.

1.	Reserves for profits (more than one-tenth of dividends from money)

2.	Some set-aside funds

3.	Some shareholder dividends

4.	Some executive bonuses

5.	A little bit of rollover

6.	Discretionary contributions

Article 52 (Dividends of Profits)

①	The dividend of profits may be made of money, stocks, and other property.

②	In the case of dividends of profits as stocks, when a company issues several types of stocks, it may be used as other types of stocks by resolution of the shareholders’ meeting.

③	The dividends under paragraph (1) shall be paid to shareholders or registered pledgees listed in the shareholders’ register as of the end of each settlement.

④	Dividend of profits shall be determined by a resolution of the general shareholders’ meeting. However, if the financial statements are approved by the board of directors pursuant to Article 449-2 (1) of the Commercial Act, it shall be determined by the resolution of the board of directors.

⑤	Notwithstanding Article 464 of the Commercial Act, the dividend rate may be set differently between shareholders to the extent that it does not harm the interests of minority shareholders if they give up dividends or receive lower dividends than other shareholders.

Article 53 (Interim Dividend)

①	This company may pay interim dividends to shareholders pursuant to Article 462-3 of the Commercial Act only once in the business year.

②	The interim dividend referred to in Paragraph 1 shall be resolved by the Board of Directors, and in the absence of a Board of Directors, by the resolution of the Shareholders’ Meeting.

③	The interim dividend is the amount of the following items from the net assets on the balance sheet of the previous settlement period:

The amount deducted is limited.

1.	Amount of capital stock in the previous settlement period

2.	Total amount of capital reserves and profit reserves accumulated up to the previous settlement period

3.	Amount decided to be distributed or paid as profits at the regular shareholders’ meeting in the previous settlement period.

4.	Reserves for profits to be accumulated during the current settlement period according to interim dividends

④	The company shall not pay interim dividends when the net assets on the balance sheet of the current settlement period are likely to fall short of the total amount under each subparagraph of Article 462 (1) of the Commercial Act. Nevertheless, in the event of an interim dividend, the director is responsible for compensating the difference (if the dividend is less than the difference), to the company. However, this is not the case when the director proves that he/she has not neglected his/her care in determining that there are no such concerns.

⑤	If new shares are issued before the base date under paragraph (1) after the commencement date of the business year (including capital transfer of reserves, stock dividends, request for conversion of convertible bonds, and exercise of new stock underwriting rights), the new shares shall be deemed to have been issued at the end of the previous business year.

Article 54 (Extinctive Prescription of Claim for Payment of Dividends) If the right to claim payment of dividends is not exercised for five years, the extinctive prescription shall be completed. Dividends resulting from the completion of the extinctive prescription shall belong to this Company. Article 55 (Internal Regulations) If necessary, this company may set by-laws, such as detailed regulations necessary for business performance and management, by resolution of the board of directors.

Article 55 (Internal Regulations) If necessary, this company may set bylaws, such as detailed regulations, necessary for performance and management, by resolution of the board of directors.

Article 56 (First Business Year) The timing of the first business year of the Company shall be from the date of establishment of the Company to December 31 of the same year.

Appendix

1. Matters not provided for these Ariticles of Incorporation shall be governed by the resolution of the General Meeting of Shareholders, the Commercial Act, and other laws and regulations.

2. This Articles of Incorporation shall be effective as of November 13, 2017.

Appendix 1: Regulations on Remuneration Payment for Executives

Appendix 2: Regulations on Retirement Payment for Executives

Appendix 3: Regulations on Executive Family Death Benefits

Appendix 4: Regulations on Compensation For Executives’ Disabilities

November 13th, 2017.

NS World Co., Ltd.

99 Naechuoksu-gil, Bugi-myeon, Cheongwon-gu, Cheongju-si, Chungcheongbuk-do

CEO Kim Kang Yong (Signed)